Exhibit 99.1


NEWS RELEASE for August 9, 2005
Contact:    Michael Mason (investors)         Eric Friedman, Acting CFO
            Allen & Caron Inc.                Integrated BioPharma, Inc.
            212 691 8087                      973 926 0816
            michaelm@allencaron.com           e.friedman@chemintl.com
            Brian Kennedy (media)
            brian@allencaron.com

            Integrated BioPharma Announces Senior Management Changes

Integrated BioPharma, Inc. (Amex: INB) announced today that Gregory A. Gould has resigned as the Company's Chief Financial Officer and Senior Vice President to pursue other career opportunities effective August 9, 2005. Mr. Gould will continue in a consulting role for a period of six months during the transition period while the Company conducts a search to fill the position of Chief Financial Officer. In the interim, Eric Friedman will become the Acting Chief Financial Officer.

"Greg was an excellent asset to the Company and, while I completely understand his personal reasons, I am disappointed to see him go," said E. Gerald Kay, CEO and Chairman of the Board.

"This was a difficult decision for me," said Mr. Gould. "However, with the Company's recent decision to redeploy key personnel from the Company's InB:Paxis' subsidiary to the Company's InB:Hauser subsidiary, this is the right decision for me and my family."

About Integrated BioPharma, Inc. (INB)

INB serves the pharmaceutical, biotech and nutraceutical industries. Through its wholly-owned subsidiaries, INB develops, manufactures and distributes products worldwide. Further information can be found on the Company's website at www.iBioPharma.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, internal issues in the sponsoring client and the possible charge relating to changes in operations. Further information on potential risk factors that could affect the Company's financial results can be found in the Company's Reports filed with the Securities and Exchange Commission.